EXHIBIT 10.2

Cheniere Energy Shared Services, Inc. 700 Milam Street, Suite 1900 Houston, Texas 77002 phone: 713.375.5000 fax: 713.375.6000
STRICTLY PRIVATE AND CONFIDENTIAL

Meg Gentle
506 S Park Grove
Houston TX 77007

June 16, 2015

Dear Meg,

Proposed extension to your assignment to the United Kingdom

We refer to your assignment letter dated 30 July 2013 (the “Assignment Letter”), pursuant to which you were assigned to work for Cheniere Supply & Marketing Inc. (U .K. Branch) (“CSMI”) in the UK. As you will be aware, the employees of CSMI were transferred to Cheniere Marketing Limited (“CML”) with effect from 1 April 2015 pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006. In light of this transfer, we are writing to confirm that your assignment will be transferred with immediate effect from CSMI to CML and therefore any references to “Host Company” in the Assignment Letter should now be read as references to CML.

Further to our recent discussions, we would also like to extend your Assignment (as defined in the Assignment Letter) for a further period of one year. We set out below the proposed amendments to the Assignment Letter:

1.	The words “18 August 2016” shall replace “18 August 2015” in paragraph 1.

The remaining terms of your Assignment Letter shall be unaffected by these changes.

Please indicate your acceptance of these changes by signing and returning the attached copy of this letter to Ann Raden. The changes shall be effective from and including 18 August 2015. You should keep your signed copy of this letter safe together with your Assignment Letter, which shall be amended by this letter.

If you have any questions, please contact Ann Raden.

Yours sincerely

/s/ Michael J. Wortley
Signed for and on behalf of Home Company

I hereby agree that my Assignment Letter shall be varied by the revised terms set out in this letter with effect from and including 18 August 2015.

/s/ Meg A. Gentle	17 June 2015
Meg Gentle	Date

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